Exhibit 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


May 22, 2002


Dear Sir/Madam:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated May 22, 2002 of CNB Florida Bancshares, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/  Arthur Andersen LLP



cc:  Mr. G. Thomas Frankland
     Executive Vice President and Chief Financial Officer,
     CNB Florida Bancshares, Inc.